Celadon Group, Inc.
                            One Celadon Drive
                            Indianapolis, IN 46235-4207
                            317-972-7000



For Further Information:

At the Company                                       In Chicago
Steve Russell, Chairman, or Paul Will, CFO           Karl Plath or Brien Gately
317-972-7000                                         847-296-4200


         CELADON GROUP REPORTS JUNE QUARTER AND FULL FISCAL YEAR RESULTS

INDIANAPOLIS,  IN -- July  27,  2004  (BUSINESS  WIRE)  -  Celadon  Group,  Inc.
(NASDAQ-CLDN) today reported its financial and operating results for the three months and fiscal year ended June 30, 2004.

For the quarter, operating revenue increased 15.5%, to $106.3 million from $92.0 million for the same quarter last year. Net income doubled to $2.4 million from $1.2 million for the same quarter last year. Diluted earnings per share improved to $0.26 from $0.15, despite a 13.7% increase in weighted average diluted shares outstanding resulting primarily from the Company's May 2004 stock offering. The June quarter marked the best earnings per share in the history of the Company and the first quarter where revenue exceeded $100 million.

For the full year, revenue increased 8.4%, to $397.9 million from $367.1 million for the prior year. Each of the full year periods included an expense item the Company considers to be unusual that had been previously announced. During the most recent year, the Company recognized a $6.9 million or $0.86 per diluted share non-cash, after-tax impairment charge related to used trailers. In the prior year, the Company recognized a $550,000 or $0.06 per diluted share after-tax charge in connection with the re-financing of outstanding debt. Net loss, including the impairment charge, was $0.3 million, or $0.03 per diluted share, compared with net income, including the refinancing charge, of $3.6 million, or $0.45 per diluted share, for the prior year.

Chairman and CEO Steve Russell commented on the quarter: "The favorable relationship of supply and demand in the truckload industry and the impact of the continuing successful implementation of our strategic plan have driven our improved results. The plan is designed to enhance profitability through improving our freight mix and revenue yield, diversifying our customer base, upgrading our revenue equipment fleet, and emphasizing discipline in all aspects of our operations. Examples of improvements in our key operating metrics include the following:

     o Average revenue per tractor per week improved by 11.6%, to $2,868 from $2,570 the prior year, as a result of higher rates per mile and miles per tractor.
     o Average revenue per loaded mile, excluding fuel surcharge, increased 6.4% to $1.356 from $1.275, in the prior June quarter.
     o Average revenue per total mile, excluding fuel surcharge, improved 6.6%, to $1.261 from $1.183, as a result of the better rates as well as a decrease in non-revenue miles to 7.0% from 7.3%.
     o    Average length of haul increased from 931 to 995 miles.
     o The average age of our tractor fleet decreased to 2.1 years from 2.7 years at June 30, 2003.

The productivity of our operations more than offset fuel prices that were substantially higher in the June quarter compared to a year ago. Higher fuel prices adversely impacted diluted earnings per share by approximately $0.06. Also in the June quarter, a $3.1 million fuel tax refund relating to prior years and a $3.1 million increase in our insurance and claims expense, primarily relating to a significant accident during the quarter, largely offset each other."

During the quarter, we continued to strengthen our balance sheet through a combination of improving cash flow, an equity offering in May 2004, and financing new tractors and trailers under operating leases. At June 30, 2004, total borrowing and capitalized lease obligations, including current maturities, were approximately $14.5 million compared with $60.8 million at June 30, 2003. Our ratio of total debt to capitalization improved to 14.9% at June 30, 2004, from 51.5% a year earlier.

TruckersB2B operating income declined to $317,000 in the June 2004 quarter from $367,000 in the prior June quarter. For the full year, TruckersB2B had operating income of $1.5 million, up from $1.2 million in the prior year. The decline in the June quarter results related to changes in the tire program, and we expect B2B to continue its upward trend. Further, TruckersB2B recently announced the addition of Travel Centers of America truck stop chain to its fuel network.

During the quarter, the U.S. Supreme Court overruled a lower court's decision to defer the opening of the Mexican border. We are pleased with this decision and anticipate being able to have our Mexican tractors cross into the U.S. relatively soon.

                           Conference Call Information

The conference call will be held at 10:00 am EDT July 28, 2004. Participants may join the conference call by dialing 201-689-8359 a few minutes prior to the starting time. A replay will be available through August 11, 2004, by dialing 201-612-7415 and entering ACCOUNT# 3055 and CONFERENCE ID# 112535. The call also will be webcast via the Internet and will be archived for one year at http://www.viavid.net/detailpage.aspx?sid=00001D5B

Celadon Group, Inc. is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon is also the majority owner of TruckersB2B, Inc., which is a provider of cost benefits to more than 16,500 member fleets. Please visit the company's websites at: www.celadontrucking.com and www.truckersb2b.com.

The discussion set forth above as well as oral statements made by officers of the company relating thereto, may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such comments are based upon information currently available to management and management's perception thereof as of the date of this press release. Actual results of the company's operations could materially differ from those forward-looking statements. Such differences could be caused by a number of factors including, but not limited to, potential adverse affects of regulation; changes in competition and the effects of such changes; increased competition; change in fuel prices; changes in economic, political or regulatory environments; changes in the availability of a stable labor force; ability of the company to hire drivers meeting company standards; changes in management strategies; environmental or tax matters; and risks described from time to time in reports filed by the company with the Securities and Exchange Commission. Readers should take these factors into account in evaluating any such forward-looking statements.

                                - tables follow -

                           Consolidated Balance Sheets
                    (Dollars in thousands, except par value)

                                                                                     June 30,          June 30,
                                                                                       2004              2003
                                                                                       ----              ----
     A S S E T S                                                                    (unaudited)
                                                                                    -----------
Current assets:
    Cash and cash equivalents...........................................                  $356            $1,088
    Trade receivables, net of allowance for doubtful accounts of
        $1,654 and $1,065 in 2004 and 2003, respectively................                52,248            44,182
    Drivers advances and other receivables..............................                 4,476             3,432
    Prepaid expenses and other current assets...........................                 5,427             7,101
    Tires in service....................................................                 4,368             4,714
    Income tax receivable...............................................                   ---               ---
    Deferred income taxes...............................................                 1,974             2,296
                                                                                    ----------        ----------
        Total current assets............................................                68,849            62,813
Property and equipment, at cost.........................................               102,084           129,319
    Less accumulated depreciation and amortization......................                40,283            52,352
                                                                                    ----------        ----------
        Net property and equipment......................................                61,801            76,967
Tires in service........................................................                 1,875             2,207
Goodwill ...............................................................                16,702            16,702
Other assets............................................................                 2,083             3,384
                                                                                    ----------        ----------
        Total assets....................................................              $151,310          $162,073
                                                                                    ==========        ==========

L I A B I L I T I E S  A N D  S T O C K H O L D E R S'  E Q U I T Y

Current liabilities:
    Accounts payable....................................................                $7,464            $4,204
    Accrued salaries and benefits.......................................                 9,229             6,748
    Accrued insurance and claims........................................                 7,563             5,163
    Accrued owner-operator expense......................................                 2,269             2,728
    Accrued fuel expense................................................                 2,466             3,138
    Other accrued expenses..............................................                11,499            11,074
    Current maturities of long-term debt................................                 2,270             6,156
    Current maturities of capital lease obligations.....................                 3,040            14,960
    Income tax payable..................................................                 2,941               299
                                                                                    ----------        ----------
        Total current liabilities.......................................                48,741            54,470
Long-term debt, net of current maturities...............................                 6,907            26,406
Capital lease obligations, net of current maturities....................                 2,277            13,272
Deferred income taxes...................................................                10,530            10,648
Minority interest.......................................................                    25                25
Stockholders' equity:
    Preferred stock, $1.00 par value, authorized 179,985 shares; no
        shares issued and outstanding...................................                   ---               ---
    Common stock, $0.033 par value, authorized 12,000,000 shares; issued
        9,748,970 and 7,789,764 shares at June 30, 2004 and June 30, 2003                  322               257
    Additional paid-in capital..........................................                86,588            60,092
    Retained deficit....................................................                (1,036)             (761)
    Unearned compensation on restricted stock...........................                  (689)              ---
    Accumulated other comprehensive loss................................                (2,355)           (1,947)
    Treasury stock, at cost, 96,001 shares at June 30, 2003.............                   ---              (389)
                                                                                    ----------        ----------
        Total stockholders' equity......................................                82,830            57,252
                                                                                    ----------        ----------
        Total liabilities and stockholders' equity......................              $151,310          $162,073
                                                                                    ==========        ==========

                            Key Operating Statistics

                                                          For the three months ended        For the fiscal year ended
                                                                     June 30,                         June 30,
                                                                2004          2003            2004            2003
                                                                ----          ----            ----            ----
                                                      Operating Statistics (U.S./Canada)
     Average revenue per loaded mile(*)  ..........            $1.356        $1.275          $1.322          $1.266
     Average revenue per total mile (*) ...........            $1.261        $1.183          $1.225          $1.169
     Avg. revenue per tractor per week (*).........            $2,868        $2,570          $2,723          $2,546
     Average miles per tractor per week............             2,274         2,173           2,223           2,179
     Average line-haul tractors....................             2,286         2,170           2,262           2,172
     Tractors at end of period (**)................             2,649         2,491           2,649           2,491
     Trailers at end of period (**)................             6,966         7,142           6,966           7,142

     *  Excluding fuel surcharges
     ** Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

                         CONSOLIDATED INCOME STATEMENTS
                    (in thousands, except per share amounts)

                                                                                 For the three               For the fiscal
                                                                                 months ended                  year ended
                                                                                    June 30,                     June 30,
                                                                               2004          2003           2004         2003
                                                                               ----          ----           ----         ----
Operating revenue..................................................          $106,313       $92,032       $397,923     $367,105

Operating expenses:
         Salaries, wages and employee benefits.....................            33,327        27,774        124,532      111,588
         Fuel (1)..................................................            13,005        11,900         54,019       47,592
         Operations and maintenance................................             8,870         7,993         33,081       31,703
         Insurance and claims (2) .................................             7,042         4,139         18,919       14,100
         Depreciation, amortization and impairment charge (3) .....             4,545         3,465         25,779       13,818
         Revenue equipment rentals.................................             8,242         6,529         30,244       24,516
         Purchased transportation..................................            19,844        20,197         77,617       85,545
         Costs of products and services sold.......................               913         1,202          5,022        4,545
         Professional and consulting fees..........................               588           645          2,366        2,515
         Communications and utilities..............................             1,067         1,091          4,226        4,160
         Operating taxes and licenses..............................             2,177         1,846          8,182        7,484
         General and other operating...............................             1,674         1,621          6,865        6,805
                                                                              -------       -------        -------      -------
              Total operating expenses.............................           101,294        88,402        390,852      354,371

Operating income (loss)............................................             5,019         3,630          7,071       12,734

Other (income) expense:
         Interest income...........................................                (8)          (18)           (40)         (85)
         Interest expense (4)......................................               716         1,139          3,763        6,286
         Other (income) expense, net...............................               (55)           22            180           (3)
                                                                                -----         -----          -----        -----
Income (loss) before income taxes..................................             4,366         2,487          3,168        6,536
     Income tax expense ...........................................             1,998         1,272          3,443        2,948
                                                                                -----         -----          -----        -----
Net income (loss)..................................................            $2,368        $1,215          $(275)      $3,588
                                                                               ======        ======          ======      ======
Earnings (loss) per common share:
         Diluted earnings (loss) per share.........................             $0.26         $0.15         $(0.03)       $0.45
         Basic earnings (loss) per share...........................             $0.28         $0.16         $(0.03)       $0.47

Weighted average number of common shares outstanding:
         Diluted...................................................             9,093         7,994          7,986        8,035
         Basic.....................................................             8,610         7,694          7,986        7,688

1)  Includes a $3.1 million pre-tax refund of fuel taxes paid in previous fiscal years.
2)  Includes a $3.1 million pre-tax expense related to increased contingent liability reserves for insurance claims.
3)  Includes a $9.8 million pre-tax impairment charge on trailers in fiscal year 2004.
4)  Includes a $914 thousand pre-tax write-off of unamortized loan origination costs for refinancing the Company's line of credit in fiscal year 2003.